EXHIBIT 10.4

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential.
PLATFORM INTELLECTUAL PROPERTY LICENSE AGREEMENT

THIS PLATFORM INTELLECTUAL PROPERTY LICENSE (the “Agreement”), effective as of the 30th day of November 2022 (the “Effective Date”), is made by and between Global Health Solutions, Inc. (d.b.a. Turn Therapeutics), a Delaware corporation, with its principal offices at 250 N Westlake Blvd, Suite 210, Westlake Village, CA 91362 (“Turn”), and MiMedx Group, Inc., a Florida corporation, with its principal offices at 1775 West Oak Commons Court, NE, Marietta, GA 30062 (“MIMEDX”). MIMEDX and Turn are sometimes referred to herein, individually, as a “Party” or, collectively, as the “Parties.”

BACKGROUND
A.    Turn has developed, licensed or owns proprietary technologies and biomaterials which may be used in wound care, burn care and surgical care, including as related to or comprising the FleX Product (as defined below);

B.    The Parties entered into that certain License Agreement dated as of May 21, 2022 (“Original Effective Date”) under which Turn granted to MIMEDX certain exclusive and nonexclusive licenses to certain Turn technology and intellectual property rights associated with the FleX Product (the “FleX License”);

C.    The Parties desire to terminate the FleX License and enter into this Agreement to grant to MIMEDX rights and licenses to Turn intellectual property, technologies and biomaterials including as relating to the FleX Product in order to allow MIMEDX to develop and commercialize the FleX Product and other products in the Field (as defined below), all in accordance with the terms and conditions set forth herein; and

D.    Turn desires to grant such licenses to MIMEDX, all upon terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants, conditions and obligations expressed herein, the sufficiency of which is hereby acknowledged by the Parties, and intending to be legally bound thereby, the Parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
Capitalized terms used in this Agreement have the meaning given thereto in this Article 1 or elsewhere in this Agreement.
1.1    “Affiliate” means, with respect to each Party, any company or other entity which directly or indirectly controls or is controlled by or is under common control with that Party. An entity shall be regarded as in control of another entity for purposes of this definition if it owns or controls fifty percent (50%) or more of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).
1.2    “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that (a) the first Calendar Quarter of the Term shall begin on the Effective Date and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of the Term shall end on the last day of the Term and (b) the first Calendar Quarter of a Royalty Term for the Product in a country shall begin on the Launch Date of the Product in such country and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of a Royalty Term shall end on the last day of such Royalty Term.
1.3    “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, that (a) the first Calendar Year of the Term shall begin on the Effective Date and end on the first December 31 thereafter and the last Calendar Year of the Term shall end on the last day of the Term.
1.4    “Commercialization” or “Commercialize” means any and all activities directed to Manufacturing, having Manufactured, marketing, promoting, distributing, importing, exporting, using, offering to sell and/or selling a product, including the conduct of Post-Approval Studies, and activities directed to obtaining pricing and reimbursement approvals, as applicable.
1.5    “Commercially Reasonable Efforts” means the carrying out of obligations in good faith and in a diligent and sustained manner using such effort and employing such resources as MIMEDX would and does employ for other wholly new products (not modifications to existing products, i.e., “soft launch”) it markets, distributes and sells; provided, that it is no less than what would normally be exerted or employed by a similarly situated life sciences company with similar resources for a product of similar market or profit potential or strategic value at a similar stage of its product life. For purposes of the above, all relevant factors as measured by the facts and circumstances at the time such efforts are due shall be taken into account, including, as applicable and without limitation, mechanism of action; efficacy and safety; product profile; actual or anticipated Regulatory Agency approval and labeling; the nature and extent of market exclusivity (including patent coverage, proprietary position and regulatory exclusivity); costs; time required for and likelihood of obtaining Marketing Approval; expected competitive position of the Product vis-à-vis other therapies that have been or are reasonably expected to be developed, marketed and sold or used for the same or similar indications; the presence of third-party Patent Rights and Technology that is reasonably expected to impact the marketability of any such products; regulatory landscape; anticipated pricing and reimbursement for the Product; and actual or projected profitability.
1.6    “Control” means, with respect to Intellectual Property Rights, possession by the Party granting the applicable license to the other Party as provided herein of the power and authority, whether arising by ownership, license or other authorization, to grant such license without giving rise to (i) any payment or other consideration becoming due to a Third Party as a result of the grant or exercise of such license; or (ii) a violation of the terms of any written agreement with any Third Party.
1.7    “Development,” “Developing” or “Develop” means the research and development activities related to the generation, characterization, optimization, construction, expression, use and production of a product, any other research and development activities related to the pre-clinical testing and qualification of a product for clinical testing, and such other tests, studies and activities as may be required or recommended from time to time by any Regulatory Agency to obtain Marketing Approval of a product.
1.8    “Exclusive Licensed Trademark” means those of Turn’s trademarks, trade names and logos that are set forth on Exhibit B-1 attached hereto.
1.9    “Field” means biological products, including human or animal collagen, tissue, biologic or cellular-based materials (whether alone or in combination with a synthetic material), for use in the wound care, burn care, and surgical care field.
1.10    “FDA” means the United States Food and Drug Administration, or any successor agency thereto.
1.11    “GAAP” means generally accepted accounting principles in the United States, or internationally, as appropriate, consistently applied.
1.12    “Intellectual Property Rights” means all intellectual property rights worldwide arising under statutory or common law or otherwise including all (i) Patent Rights; (ii) rights associated with works of authorship including copyrights and mask work rights; (iii) rights relating to the protection of trade secrets and confidential information; (iv) trademarks, service marks, trade dress and trade names; and (v) any right analogous to those set forth herein and any other proprietary rights relating to intangible property.
1.13    “Invention” means any idea, invention, formulae, discovery, design, utility model, process, method, development, improvement, schematic or concept, whether patentable or not.
1.14    “Launch Date” means, with respect to a Product in a country, the date of the first commercial sale of the Product by or under authority of MIMEDX to a Third-Party customer in any part of the Territory after Marketing Approvals in such country.
1.15    “Law” means, individually and collectively, any and all laws, ordinances, orders, rules, rulings, directives and regulations of any kind whatsoever of any governmental authority or Regulatory Agency within the applicable jurisdiction.
1.16    “Licensed Assets” means any and all information and tangible materials comprising proprietary Inventions and Technology, regulatory approvals, data packages and files, including actual, pending and draft supplements thereto, supply agreements, clinical and regulatory information, marketing/ sales/ distribution information, manufacturing rights, and inventory, in each case pertaining to FleX, Licensed Patents, Turn Inventions or any Product, and in each case that is Controlled by Turn and reasonably necessary for the Commercialization of a Product by MIMEDX in accordance with this Agreement.

1.17    “Licensed Patents” means the Patent Rights listed in Exhibit A and any Patent Rights covering a Turn Invention (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, invalidations, supplementary protection certificates and patents of addition) and continuation patent applications (including all provisional applications, requests for continuation, continuations, continuations-in-part and divisionals) and all PCT applications, including any corresponding national stage applications.
1.18    “Licensed Technology” means, individually and collectively, without duplication, the Licensed Patents and Licensed Assets.
1.19    “Licensed Trademarks” means the Exclusive Licensed Trademarks and the Non-Exclusive Licensed Trademarks.
1.20    “Manufacturing” or “Manufacture” means, as applicable, all activities associated with the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, and storage of a product, including process and formulation development, process validation, stability testing, manufacturing scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing and release.
1.21    “Marketing Approval” means, with respect to the Product in a jurisdiction, approval from the relevant Regulatory Agency to commence marketing and sales of the Product in such jurisdiction, including, without limitation, 510(k) clearance in the United States from the FDA.
1.22    “MIMEDX Inventions” means any Invention or Technology, whether or not patentable, discovered, developed, conceived or reduced to practice by MIMEDX or its Affiliates or sublicensees during the Term, including without limitations, any improvements of MIMEDX Background IP or any new Product Developed by MIMEDX hereunder.
1.23    “Net Sales” means the total of the gross revenue received and recognized by MIMEDX from commercial sales of the Product(s) sold to Third Parties in the Territory in a particular Calendar Quarter, less the following deductions:
(i)    transport, freight and value added (or like) tax;
(ii)    regular trade and quantity and cash discounts, allowances and credits;
(iii)    any credits, allowances or chargebacks given or made for rejection or returns of Product or for retroactive price reductions and billing errors;
(iv)    any price protections, rebates and cash discounts to place inventory in trade;
(v)    freight, postage, insurance and other transportation charges paid by MIMEDX;
(vi)    bad debt written off by MIMEDX;
(vii)    sales and commissions paid by MIMEDX to distributors or selling agents; and
(viii)    applicable taxes paid by MIMEDX (other than taxes based on net income) or withheld from amounts payable to MIMEDX.
All calculations shall be made in accordance with GAAP and based on or valued as based on bona fide arm’s length transactions.
1.24    “Non-Exclusive Licensed Trademarks” means those of Turn’s trademarks, trade names and logos that are set forth on Exhibit B-2 attached hereto.
1.25    “Patent Rights” means all domestic and international patents (including all reissues, extensions, substitutions, confirmations, re-registrations, re-examinations, invalidations, supplementary protection certificates and patents of addition) and patent applications (including all provisional applications, requests for continuation, continuations, continuations-in-part and divisionals) and all PCT applications, including any corresponding national stage applications.

1.26    “Post-Approval Study” means a clinical study of the Product initiated in a country after receipt of Marketing Approval for the Product in such country.
1.27    “Product” means (i) Turn’s FleXTM Antimicrobial Collagen Matrix product as further described on Exhibit C attached hereto (the “FleX Product”) or (ii) any product that (a) is covered in whole or in part by a Valid Claim under the Licensed Patents; and/or (b) the development, manufacture, use, sale, offering for sale, or importation of which incorporates, uses, has used or is derived from, in whole or in part, the Licensed Assets.
1.28    “Regulatory Agency” means any governmental regulatory authority that regulates the Development, Manufacture, market approval, sale, distribution, packaging, reimbursement, pricing or use of the Product, including the FDA.
1.29    “Royalty Term” means, for each Product, on a country by country basis, the period beginning on the Launch Date of the Product in such country and ending on the latest to occur of the last date on which the Product is covered by a Valid Claim within the Licensed Patents in such country.
1.30    “Sublicense Agreement” means a written agreement between MIMEDX (or its Affiliate) and a Sublicensee in which MIMEDX grants a sublicense to such Third Party of the rights granted by Turn to MIMEDX pursuant to this Agreement.
1.31    “Supply Agreement” means a supply and quality agreement to be entered into between MIMEDX and a Third Party under which such Third Party will supply all of MIMEDX’s requirements for the FleX Product.
1.32    “Sublicensee” means a Third Party to whom MIMEDX grants a sublicense under the rights granted to MIMEDX by Turn hereunder.
1.33    “Technology” means any and all biological materials and other tangible materials, data, information, technology, know-how, processes, techniques, methods, skills, proprietary information, trade secrets, assays, skills, experience, techniques and results of experimentation and testing, including pre-clinical and clinical test date and quality control data, patentable or otherwise.
1.34    “Territory” means: (i) for the FleX Product, United States, Australia, Canada, Japan, Kuwait, New Zealand, Saudi Arabia, Singapore, South Korea, Taiwan and the UAE; (ii) for all other Products, worldwide.
1.35    “Third Party” means any person, corporation or other business entity, other than MIMEDX, Turn and their respective Affiliates.
1.36    “[***]” means the [***]
1.37    “Turn Inventions” means any Patent Rights, Technology or Inventions, conceived or reduced to practice by Turn or its Affiliates or sublicensees prior to or during the Term.
1.38    “Valid Claim” means a claim (i) of any issued, unexpired patent within the Licensed Patents that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through recission, disclaimer, or otherwise or (ii) of any patent application within the Licensed Patents that was filed in good faith and is being prosecuted actively and in good faith and has not been cancelled, withdrawn, or abandoned and has not been pending for more than seven (7) years. If a claim of a patent application ceases to be a Valid Claim under item (i) because of the passage of time and later issues as part of a patent within item (ii), then it shall again be considered to be a Valid Claim effective as of the grant or issuance of such patent.
1.39    Interpretation. The captions and headings in this Agreement are for convenience only and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections and Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (ii) the word “day” or “year” shall mean a calendar day or year unless otherwise specified; (iii) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (iv) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including all Exhibits); (v) provisions that require that a Party or the Parties “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter; or otherwise; (vi) words of either gender include the other gender; (vii) words using the singular or plural number also include the plural or singular number, respectively; and (viii) references to any specific Law or article, section or other division thereof, shall be deemed to include the then current amendments thereto or any replacement thereof. For purposes of this Agreement, neither Party shall be deemed to be acting “under authority of” the other Party.
ARTICLE 2
LICENSE
2.1    License.
2.1.a    Subject to the terms and conditions of this Agreement, Turn hereby grants to MIMEDX an exclusive, sublicensable (in accordance with Section 2.2) license in, to and under the Licensed Patents and in, to and under the Licensed Assets during the Term to Develop, Manufacture and Commercialize Products in the Field and Territory.
2.1.b    Subject to the terms and conditions of this Agreement (including, without limitation, Section 4.2), Turn hereby grants to MIMEDX a license during the Term to use the Licensed Trademarks in the Territory in connection with the Commercialization of the Products pursuant to the terms and conditions of Section 4.2.  The license granted to MIMEDX under this Section 2.1.b (i) with respect to the Exclusive Licensed Trademarks shall be exclusive in the Field and Territory, and (ii) with respect to the Non-Exclusive Licensed Trademarks shall be non-exclusive and used solely for the purpose of the Commercialization of the Products in the Field and Territory.
2.1.c    MIMEDX shall have the right to exercise the foregoing licenses through one or more Affiliates; provided that MIMEDX shall be responsible for the acts and omissions of any such Affiliates as if such acts and omissions were those of MIMEDX.

2.1.d.     Upon MIMEDX’s reasonable request, Turn shall provide MIMEDX with a list of Licensed Patents that cover the Products itself in order for MIMEDX to mark Products and/or the packaging, and labels thereof with such patent information as required by Law, and MIMEDX shall appropriately mark the Products marketed and sold by MIMEDX with reference to the Licensed Patents.
2.2    Sublicense. MIMEDX shall have the right to grant sublicenses to all or any portion of the rights granted in Section 2.1 above to a Sublicensee. Each sublicense granted by MIMEDX pursuant to this Section 2.2 shall be subject and subordinate to the terms of this Agreement and shall contain terms consistent with this Agreement, including but not limited to MIMEDX’s royalty obligations under Section 3.1. Turn will not assert the Licensed Technology against any Third Party that purchases Product directly or indirectly from MIMEDX (or its Affiliates or distributors) in full compliance with the terms of this Agreement. MIMEDX shall be fully financially responsible to Turn for the acts or omissions of any Sublicensee, including but not limited for any breach of this Agreement. For each sublicense, MIMEDX shall deliver to Turn written notice of the terms, including the proposed sublicensee's identity, of any proposed sublicense agreement, or modification.
2.3    No Other Rights. Each Party acknowledges that the rights and licenses granted under this Article 2 and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights and licenses expressly granted in this Agreement, neither Party is granted any right or license under any Patent Rights or Intellectual Property Rights of the other Party, nor shall any such right or license be implied or imputed, by estoppel or otherwise. All rights with respect to Patent Rights or Intellectual Property Rights that are not specifically granted herein are reserved to the owner thereof.
2.4    Right to Notice and First Refusal. During the Term, MIMEDX will be Turn’s preferred Commercialization partner in the Field, such that Turn shall afford MIMEDX the opportunity to acquire exclusive Development, Manufacture and Commercialization rights for the FleX Product in the Field for countries and jurisdictions outside of the Territory in accordance with this Section 2.4. Turn will promptly notify MIMEDX in writing (“Turn Notice”) prior to entering into bona fide negotiations with a Third Party for Development, Manufacture and Commercialization rights for the FleX Product outside the Territory (the “New Territory”). Similarly, Turn will promptly notify MIMEDX in writing (“Second Turn Notice”) prior to entering into any bona fide term sheet with a Third Party for Development, Manufacture and

Commercialization rights for the FleX Product in a New Territory. MIMEDX shall have up to thirty (30) days after receipt of the Turn Notice to notify Turn in writing of its interest in obtaining a royalty-bearing license to the FleX Product in the New Territory. If Turn received a bona fide proposed term sheet from Third Party, MIMEDX shall notified Turn in writing of its interest in obtaining a royalty-bearing license to the FleX Product in the New Territory within at least ten (10) days of the Second Turn Notice. If MIMEDX notifies Turn in writing within the shorter of such thirty (30) day or ten (10) day period that it is interested in such New Territory, then the Parties shall promptly commence good faith negotiations for a period of up to three (3) months after Turn’s receipt of such notice if there is no bona fide term sheet proposed by a Third Party in an effort to reach a mutually acceptable definitive agreement (or amendment to this Agreement) for such New Territory (the “New Territory Negotiation Period”). If there is a bona fide term sheet proposed by a Third Party, then the Parties shall commence or continue good faith negotiations for no more than thirty (30) days in an effort to reach a mutually acceptable definitive agreement (or amendment to this Agreement) or at least a binding term sheet to continue working towards a mutually acceptable definitive agreement (or amendment to this Agreement). If (a) MIMEDX does not notify Turn in writing within the applicable time period that it is interested in the subject New Territory or (b) despite each Party’s good faith efforts, Turn and MIMEDX are not able to reach agreement on and execute a definitive agreement within such three (3) month period, or at least a binding term sheet within such thirty (30) day period, then Turn may enter into a term sheet or execute an agreement with any Third Party for Development, Manufacture and Commercialization rights to, or Develop, Manufacture and Commercialize on its own, the FleX Product in the Field in the New Territory provided that any such agreement with a Third Party shall not be on more favorable terms to the Third Party that any final offer proposed by MIMEDX during the Negotiation Period (provided that MIMEDX reinstates such offer to acquire said rights).
2.5    Assignment by Turn to a Third Party. Turn acknowledges and agrees that in the event Turn sells, conveys, assigns or otherwise transfers the Licensed Technology, in whole or any portion thereof, to a Third Party, the Licensed Technology shall remain subject to the rights in such Licensed Technology granted to MIMEDX hereunder and the obligations under this Agreement applicable to such sold, conveyed, assigned or transferred Licensed Technology, including with respect to the license under such Licensed Technology granted to MIMEDX hereunder, will run with such Licensed Technology.
2.6    Bankruptcy. The Parties acknowledge and agree that all rights and licenses granted under or pursuant to this Agreement by Turn to MIMEDX are and shall otherwise be deemed to be, for purposes of 11 U.S.C. 365(n), license rights to “intellectual property” as defined under the U.S. Bankruptcy Code. In this regard, the Licensed Technology shall be deemed to be “intellectual property” within the meaning of 11 U.S.C. 365(n). The Parties hereto agree that MIMEDX, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code including, without limitation, its rights pursuant to 11 U.S.C. 365(n). The Parties further agree that (a) in the event of the commencement of bankruptcy proceedings by or against Turn under the U.S. Bankruptcy Code, MIMEDX shall be entitled to retain all of its rights under this Agreement; provided, that MIMEDX continues to perform under the Agreement; and (b) to avoid a loss of rights under this Agreement in the event of a bankruptcy proceedings by or against MIMEDX under the U.S. Bankruptcy Code, Turn hereby is granted and obtains a lien against the license rights to the “intellectual property” granted by this Agreement for continued payment as a secured creditor under the U.S. Bankruptcy Code. MIMEDX will cooperate with Turn to execute document(s) to perfect this security interest. Except as provided herein in connection with sublicensing under and subject to this Agreement, MIMEDX may not, as part of a bankruptcy proceeding, assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Turn, such consent not to be unreasonably withheld, whether by operation of law or otherwise, including in connection with a change in control, merger, acquisition, consolidation, asset sale or other reorganization, and any attempt at such assignment or transfer will be void.
ARTICLE 3
PAYMENTS, ROYALTIES and MILESTONES
3.1    Royalty Payments on Products.
3.1.a    Royalty Rate on Sales Amount. Subject to the terms and conditions of this Agreement, in further consideration of the license granted by Turn to MIMEDX under this Agreement, during the Royalty Term, MIMEDX shall pay to Turn on a quarterly basis a royalty of [***] of Net Sales.
3.1.b    Royalty Reports; Royalty Payment. Commencing in the first Calendar Quarter following the Launch Date, MIMEDX shall provide to Turn a written report within forty-five (45) days of the end of each Calendar Quarter during the Term, setting forth: (i) the MIMEDX calculation of Net Sales of each Product during such Calendar Quarter; and (ii) the total royalties payable to Turn hereunder. Simultaneously with the delivery of each such report, MIMEDX shall pay to Turn the total royalties due to Turn for the period of such report. If no royalties are due, MIMEDX shall so report. In the event that MIMEDX or its Affiliates or Sublicensees make any adjustment to such deductions after the associated Net Sales have been reported pursuant to this Section 3.1.b, the adjustments and payment of any amounts due shall be reported with the next quarterly report.
3.1.c    Records. MIMEDX shall keep, and shall require its Affiliates and Sublicensees to keep, complete and accurate records related to Product in sufficient detail to enable the royalties payable under this Agreement to be determined. Such records shall be kept at the principal place of business of MIMEDX for at least thirty-six (36) months following the end of the Calendar Year to which such books and records pertain.
3.1.d    Audits. Upon Turn’s reasonable request, but not more frequently than once in each Calendar Year during the Term (except as required by law or regulators), MIMEDX shall permit an independent certified public accountant selected by Turn, reasonably acceptable to MIMEDX in good faith, and operating under a confidentiality agreement acceptable to MIMEDX in its sole discretion, to have access during normal business hours to such records of MIMEDX and its Affiliates at MIMEDX’s principal place of business for the purpose of and to the extent necessary to verify the accuracy of the reports provided by MIMEDX pursuant to Section 3.1.b. The independent public accountant shall disclose to Turn only (a) the accuracy of Net Sales reported and the basis for royalty payments made to Turn under this Agreement and (b) the difference, if any, by which such reported and paid amounts vary from amounts determined as a result of the audit and the details concerning such difference. Except as required by applicable law, no other information shall be provided to Turn. No record may be audited more than once and audits may not be conducted for any calendar year ending more than three (3) years prior to the date of such request. If such accounting firm identifies in its written report a discrepancy made during any period, MIMEDX shall pay to Turn any underpayment discovered by such audit within thirty (30) days after the accountant’s report. If the audit reveals an overpayment by MIMEDX, then MIMEDX may take a credit for such overpayment against any future payments due to Turn. If the audit reveals either an overpayment or accurate payments by MIMEDX, then Turn’s next opportunity to audit MIMEDX’s royalty payments shall be delayed (i.e., skip) a year. If Turn opts not to conduct an audit during any Calendar Year, or if due to a prior audit Turn’s loses the right to conduct an audit during a Calendar Year, Turn does not lose the right to audit any royalty payments not previously audited by Turn. The written report from any audit shall identify the royalty payments being audited and shall be binding upon the Parties. The fees charged by such accounting firm shall be paid by Turn, unless the audit discovers an underpayment by MIMEDX of ten percent (10%) or more of the total amounts due hereunder in the audited period, in which case such fees shall be paid by MIMEDX.
3.1.e    Adjustment for Third Party Royalties. If MIMEDX reasonably believes that it is necessary to obtain or maintain a license from any Third Party under any Patent Rights in order to Manufacture or Commercialize a Product in the Field and in the Territory (each, a “Third Party License”), then MIMEDX will have the right to credit up to fifty percent (50%) of any royalty payments actually paid by MIMEDX or its Affiliates under such Third Party License in any Calendar Quarter against any royalty payment payable to Turn for such Product; provided that Turn’s contribution shall never exceed fifty percent (50%) of the royalties due and owing to Turn under this Agreement for such Product without the Third Party License. Notwithstanding the foregoing, all royalties MIMEDX is required to pay to a Third Party in connection with the [***] may be deducted from royalty payments payable to Turn without regard to the limitations set forth in this Section 3.1e.
3.2    Milestone Payments. MIMEDX will pay Turn the non-refundable one-time payments set forth in the table below upon achievement (in the aggregate by MIMEDX itself, an Affiliate or a Sublicensee) of each milestone event set forth below.

Milestone	Payment
I.Execution of the Agreement	$[***]

I.The later of Flex Product: (i) Marketing Approval in the United States from the FDA, (ii) MIMEDX entering into the Supply Agreement, or (iii) Turn’s completion of the regulatory and quality activities set forth in Exhibit D (“Turn Activities”)
$[***]
I.Upon Launch of each Product	$[***]
I.First occurrence of aggregate Product(s) Net Sales in the Territory of greater than [***] during a Calendar Year.	$[***]
I.First occurrence of aggregate Product(s) Net Sales in the Territory of greater than [***] during a Calendar Year.	$[***]
I.First occurrence of aggregate Product(s) Net Sales in the Territory of greater than [***] during a Calendar Year.	$[***]

I.First occurrence of aggregate Product(s) Net Sales in the Territory of greater than [***] during a Calendar Year.	$[***]
I.First occurrence of aggregate Product(s) Net Sales in the Territory of greater than Two Hundred Million Dollars ($200,000,000) during a Calendar Year.	$[***]
I.First Occurrence of aggregate Product(s) Net Sales greater than [***] during a Calendar Year for two (2) consecutive Calendar Years.	$[***]

MIMEDX shall notify Turn in writing within sixty (60) days after the achievement of each such milestone event set forth in this Section 3.2 and each such notice shall be accompanied by the corresponding milestone payment set forth in this Section 3.2. Further each Milestone IV-IX shall only payable once upon the first occurrence of such event.
ARTICLE 4
DEVELOPMENT AND COMMERCIALIZATION OF PRODUCT
4.1    Development and Commercialization of Products. MIMEDX shall use Commercially Reasonable Efforts to Develop and/or Commercialize one or more Products under this Agreement. MIMEDX shall be solely responsible for and have sole authority to conduct all Development and Commercialization activities that are required to commercialize the Product(s) in the Field in the Territory, including (i) developing and executing a commercial launch plan, (ii) developing a strategy for, and negotiating with applicable Regulatory Agencies regarding the price and reimbursement status of the Product, (iii) marketing and promotion, (iv) booking sales, and distribution and performance of related services, (v) handling all aspects of order processing, invoicing, (vi) providing customer support, and (vii) conforming its practices and procedures to applicable Law relating to the marketing and promotion of the Product in the Field in the Territory. Without limiting Section 3.2, Turn acknowledges and agrees that MIMEDX does not guarantee that it will be successful in any Development or Commercialization efforts hereunder, including, without limitation, as the result of any failure to obtain Marketing Approvals with respect to a Product in particular jurisdictions. Notwithstanding the generality of the foregoing, MIMEDX will be responsible for complying with all applicable Laws and regulatory responsibilities, regarding its use of the Licensed Technology, Licensed Trademark, and all its activities associated with Commercialization of the Product.
4.2    Licensed Trademarks.
4.2.a    Use of Licensed Trademarks. During the Term, and as provided for herein, MIMEDX and its Affiliates and Sublicensees will have the right to use the Licensed Trademarks only in connection with the Commercialization of the Products, including by placing the Licensed Trademarks on all marketing and promotional materials and packaging materials for the Products (the “Permitted Use”). Unless otherwise agreed in writing, MIMEDX and its Affiliates and Sublicensees are not permitted to make any use of the Licensed Trademarks in connection with products or services other than the Permitted Use. For the avoidance of doubt, nothing under this Section 4.2.a shall be deemed to require MIMEDX or its Affiliates or Sublicensees to mark any Product with any Licensed Trademark. It is understood that the size and placement of the Licensed Trademarks may be subordinate to the trademarks of MIMEDX and its Affiliates. During the term of this Agreement and at all times following termination or expiration of this Agreement, MIMEDX and its Affiliates and Sublicensees shall not use (a) any trademark or service mark which is confusingly similar to, or a colorable imitation of, the Licensed Trademarks or any part thereof, or (b) any word, symbol, character, or set of words, symbols, or characters, which in any language would be identified as the equivalent of the Licensed Trademarks or that are otherwise confusingly similar to, or a colorable imitation of, the Licensed Trademarks. Neither Party shall knowingly engage in any conduct which may place the Licensed Trademarks in a negative light or context.
4.2.b    Quality Standards. All representations of Licensed Trademarks that MIMEDX intends to use shall be in the form as set forth on Exhibits B-1 and B-2. If MIMEDX uses any of the Licensed Trademarks, MIMEDX shall cause the appropriate designation “TM” or registration symbol “®” to be placed adjacent to the Licensed Trademarks, and agrees that the nature and quality of advertising, promotional, and other uses of the Licensed Trademarks by MIMEDX shall conform to standards set by, and be under the control of, Turn. MIMEDX acknowledges and agrees that Turn may adopt reasonable standards and specifications for the use of the Licensed Trademarks (the “Quality Standards”) and that MIMEDX shall abide by such Quality Standards in the use of the Licensed Trademarks, provided that no such Quality Standard prohibits or inhibits MIMEDX’s use of the Licensed Marks as agreed herein.  MIMEDX acknowledges and agrees that the Turn may amend the Quality Standards from time to time and that, upon written notice from Turn of any and all such amendments, MIMEDX, as soon as commercially practicable thereafter, shall conform its marketing, promoting, advertising, distributing, provision and selling of Product under Licensed Trademarks to such amended Quality Standards, provided that no such amended Quality Standard prohibits or inhibits MIMEDX's use of the Licensed Marks as agreed herein.
4.2.c    Rights in Licensed Trademarks. The Licensed Trademarks will remain the exclusive property of Turn, and all use of the Licensed Trademarks and any goodwill associated therewith shall inure to the exclusive benefit of Turn. Unless otherwise agreed, Turn shall, at its sole cost and expense, register, maintain, and enforce the Licensed Trademarks at its reasonable and sole discretion. If Turn fails to continue to register, maintain, and enforce the Licensed Trademarks, Turn will provide MIMEDX with timely notice and will provide MIMEDX with a reasonable opportunity to assume responsibility for the continued register, maintain, and enforce the Licensed Trademarks.
4.3    Advertising and Promotional Materials. MIMEDX will be responsible for the creation, preparation, production, reproduction and filing with the applicable Regulatory Agencies, of relevant written sales, promotion and advertising materials relating to the Product as required by Law (“Promotional Materials”) for use in the MIMEDX Territory. All such Promotional Materials will be compliant with all applicable laws, rules and regulations.
4.4    Launch Date. MIMEDX will use Commercially Reasonable Efforts to have a Launch Date of the FleX Product in the United States no later than four (4) months after the later of (i) the execution of the Supply Agreement, or (ii) the date of Marketing Approval in the United States from the FDA for the Product. For clarity, failure of MIMEDX to use Commercially Reasonable Efforts to achieve a Launch Date for the FleX Product in the United States as provided under this Section 4.4 shall not permit Turn to terminate the license under Licensed Technology granted to MIMEDX hereunder with respect to its license for the FleX Product unless MIMEDX fails to launch the Product within ten (10) months after the later of (i) or (ii) above. With the exception of delays to the Launch Date due to Turn’s failure to complete the Turn Activities or other agreed upon regulatory and quality obligations, the Parties further agree that, if the Product is not launched within the four (4) month period, then MIMEDX shall be obligated to make monthly payment to Turn in the amount of [***]; provided that such amounts paid to Turn by MIMEDX shall be deducted from Milestone II payment. All payments pursuant to this Section 4.4 are non-refundable.
ARTICLE 5
INTELLECTUAL PROPERTY RIGHTS

5.1    Inventorship. Inventorship for patentable inventions conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with the principles that are used to determine inventorship under the patent laws of the country where such invention is made; provided, however, that if Joint IP is invented in more than one country and one of such countries is the United States, such inventorship shall, if permitted by the applicable local Law, be determined by United States patent laws; provided, further, however, that any patent application filed in the United States shall comply with the United States patent laws relating to inventorship.
5.2    Ownership of Inventions.
5.2.a    Subject to the licenses granted to MIMEDX under Section 2.1, as between the Parties, all Inventions and Technology (including all Intellectual Property Rights therein) Controlled by either Party prior to the Effective Date and/or developed, invented or conceived and reduced to practice by such Party independently from the activities contemplated under this Agreement (collectively, “Background IP”) are and shall, as between the Parties, remain the sole property of such Party.
5.2.b    Subject to the licenses granted to MIMEDX under Section 2.1, Turn shall own the entire right, title and interest in and to all Turn Inventions (and Patent Rights claiming patentable inventions therein) first made or discovered solely by employees or consultants of Turn or acquired solely by Turn.
5.2.c    MIMEDX shall own the entire right, title and interest in and to all MIMEDX Inventions (and Patent Rights claiming patentable inventions therein) first made or discovered solely by employees or consultants of MIMEDX or acquired solely by MIMEDX.
5.2.d    Unless otherwise agreed in a separate development or other agreement, if MIMEDX and Turn jointly develop, invent or conceive and reduce to practice any Inventions or Technology during the Term that relate to any Product(s) (“Joint IP”), Turn agrees that it will assign to MIMEDX all of Turn’s interest in and to such Joint IP, including all Intellectual Property Rights therein, and that such Joint IP shall be deemed MIMEDX Inventions for the purposes of this Agreement. MIMEDX shall have exclusive rights under such Joint IP in the Field and shall grant, and hereby does grant, Turn exclusive rights under such Joint IP for all uses outside of the Field. Neither Party shall have any obligation to pay the other Party any royalties or other fees for exercise of its rights to the Joint IP as set forth herein.
5.3    Prosecution and Maintenance of Patent Rights.
5.3.a    Licensed Patents. During the Term of this Agreement, Turn shall make commercially reasonable efforts to prosecute to issuance, maintain the Licensed Patents and perfect the intellectual property rights licensed to MIMEDX under this Agreement, including paying all applicable fees (including, without limitation, all taxes and maintenance fees) in its sole and reasonable discretion. If Turn fails to continue to prosecute to issuance or maintain any Licensed Patents or Patent Rights that Cover Turn Inventions pertaining to the Product, prior to abandoning such Licensed Patents or Patent Rights, Turn will provide MIMEDX with timely notice and will provide MIMEDX with a reasonable opportunity to assume responsibility for the continued prosecutions and maintenance of such Licensed Patents or Patent Rights the Cover Turn Inventions pertaining to the Product. If any of the applications for the Licensed Patents are abandoned, rejected or not maintained and such abandonment, rejection or non-maintenance has a material effect on the protection offered by the Licensed Technology to MIMEDX, the Parties will negotiate in good faith a reasonable reduction of the Royalty payable to Turn. MIMEDX may designate in writing any country or countries in which MIMEDX desires Turn to file, prosecute and maintain Patent Rights (in addition to those Licensed Patents set forth on Exhibit A). If Turn agrees to file such additional Patent Rights, Turn shall be responsible for paying all applicable fees and such additional Patent Rights shall be deemed Licensed Patents under this Agreement. If Turn does not wish to file, prosecute and maintain such additional Patent Rights in any country, Turn will assign all such Patent Rights in such country to MIMEDX and MIMEDX shall have the sole right to prosecute and maintain such Patent Rights in MIMEDX’s name.
5.3.b    MIMEDX Technology. MIMEDX has the sole right to, at its discretion and expense, to prosecute and maintain all Patent Rights comprising MIMEDX’s Background IP and MIMEDX Inventions.
5.3.c    Joint IP. Subject to Turn’s continuing right to the timely prior review of and comment on material documents, MIMEDX has the initial right, at its sole discretion, to file, prosecute and maintain all Patent Rights comprising Joint IP in the name of MIMEDX. MIMEDX shall promptly notified Turn in writing of its intention to (or not to) file, prosecute or maintain any or all such Patent Rights, or to abandon any or all such Patent Rights. If MIMEDX opts not to file, prosecute or maintain any or all Joint IP Patent Rights, Turn shall have the right, at its sole discretion, to file, prosecute and maintain all Patent Rights comprising Joint IP. The Parties shall use Commercially Reasonable Efforts to make available to the other Party or its authorized attorneys, agents or representatives, such of its employees, consultants and representatives as the Party filing, prosecuting or maintaining said Patent Rights deems necessary in order to assist in obtaining or maintaining patent protection for Joint IP. Each Party shall sign, or use Commercially Reasonable Efforts to have signed, all legal documents necessary to file and prosecute patent applications or to obtain or maintain patents in respect of such Joint IP, at its own cost and expense.
5.3.d    Cooperation; Patent Challenges. Each Party hereby agrees: (i) to make its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable such Party to undertake patent prosecution for the Licensed Patents, Patent Rights in any Turn Inventions or any Joint IP; (ii) to provide the other Party with copies of all material correspondence pertaining to prosecution of the Licensed Patents, Patent Rights in any Turn Inventions or any Joint IP with the patent offices in the Territory; (iii) to cooperate, if necessary and appropriate, with the other Party in gaining patent term extensions wherever applicable to the Licensed Patents, Patent Rights in any Turn Inventions or any Joint IP ; and (iv) to endeavor in good faith to coordinate its efforts with the other Party to minimize or avoid interference with the prosecution and maintenance of the other Party’s patent applications. Without limiting the foregoing but excluding with respect to any Patent Rights in any MIMEDX Inventions, the Party prosecuting and maintaining the Patent Rights shall furnish to the other Party copies of substantive documents (e.g., applications, office actions and responses) relevant to any such efforts in advance with sufficient time for such other Party to review and provide comments on such documents and shall in good faith take such comments into account. The Parties acknowledge that they have a shared community of legal interest in the development of products that can be manufactured, used, sold and otherwise commercialized without infringing the intellectual property rights of any third party. The Parties may exchange confidential attorney-client communications to advance certain common legal interests in accordance with this Agreement and shall not disclose such communications to a third party, nor to employees of either party who do not have a need to know the content of such communication.
5.3.e    Patent Expenses. The patent filing, prosecution and maintenance expenses incurred after the Effective Date with respect to Patent Rights shall be borne by each Party filing, prosecuting and maintaining such Patent Rights under this Article 5.
5.3.f    Turn’s Rights. For clarity, Turn’s rights to any Background IP and Turn Inventions will be subject to the licenses granted to MIMEDX under Section 2.1 above, including with for clarity the associated exclusivity obligations with respect to the Field in the Territory for the Term of this Agreement.
5.3g    MIMEDX Rights. For clarity, MIMEDX will have the sole right and authority, in its sole discretion, to file, prosecute and maintain any Patent Rights in any MIMEDX Background IP and any MIMEDX Inventions hereunder in the name of MIMEDX.
5.4    Third Party Infringement. Each party will promptly notify the other if it becomes aware of acts of infringement or misappropriation of the Licensed Technology related to any Product by a Third Party which infringement bears adversely on MIMEDX’s enjoyment of the rights granted hereunder (“Commercially Relevant Infringement”). The Parties shall provide each other with all evidence or information relating to such Commercially Relevant Infringement which is available to it and which it is legally able to disclose. MIMEDX shall have the initial right (but not the obligation) during the Term, at its own cost and expense, to institute and conduct legal action against third-party infringers of the Licensed Technology with respect to the Product, with counsel determined by MIMEDX. MIMEDX shall notify Turn within thirty (30) days of receiving written notice of Commercially Relevant Infringement as to whether it intends to commence any legal action. If no legal action is commenced within ninety (90) days of receiving written notice of Commercially Relevant Infringement, Turn shall have the right during the Term, at its own cost and expense, to institute and conduct legal action against third-party infringers of the Licensed Technology with respect to the Product, with counsel determined by Turn.

In connection with any action to enforce any Licensed Technology, a Party will provide reasonable cooperation to the Party instituting and conducting legal action against third-party infringers (the “Enforcing Party”) concerning factual matters including, for example, by becoming a named party in the litigation if reasonably required to maintain the action, answering discovery requests, and providing testimony at deposition and trial without charge to the Enforcing Party other than recovery of statutory witness fees and its actual reasonable out-of-pocket costs incurred in connection with providing such cooperation.  Any and all recoveries from any suit or action instituted or prosecuted based on infringement of the Licensed Technology for the Product shall first be distributed to reimburse each Party’s reasonable out-of-pocket costs and expenses incurred in connection with the suit or action. The remaining recoveries shall be shared ninety-ten percent (90%/10%) in favor of MIMEDX if MIMEDX is the Enforcing Party, and on a fifty-fifty percent (50%/50%) basis if Turn is the Enforcing Party.

5.5    Claimed Infringement. Except as provided below in Section 5.6, in the event that a Third Party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, any Party, or any of their respective Affiliates or Sublicensees, claiming infringement of such Third Party’s Patent Rights based upon an assertion or claim arising out of the Manufacture or Commercialization of a Product in the Field (“Infringement Claim”), such Party shall promptly notify the other Party thereof, enclosing a copy of the claim and all papers served. MIMEDX, in consultation with Turn, shall assume primary responsibility to defend and respond to any Infringement Claims brought against either Party or its Affiliate or Sublicensees in the Territory using legal counsel reasonably acceptable to Turn. Neither Party shall settle any Infringement Claim without the consent of the other Party, such consent not to be unreasonably withheld or delayed. All liabilities, damages, costs and expenses arising out of such Infringement Claims shall be borne by Turn; provided that with respect to the [***], MIMEDX shall pay for the litigation expenses and shall thereafter invoice Turn for fifty percent (50%) of such litigation expenses as they are incurred, and subject to a right to reasonably audit and request reasonable evidence of such invoiced expenses, Turn shall pay such invoiced amounts to MIMEDX within thirty (30) days of receipt of such invoice. MIMEDX shall keep Turn reasonably informed of the status of such claims and any defense.
5.6    Inter Partes Review. In the event the Parties agree to file for an Inter Partes Review with respect to any Patent Rights (“IPR”), MIMEDX, in consultation with Turn, shall assume primary responsibility to litigate the IPR using legal counsel mutually agreed upon by the parties using reasonable efforts. MIMEDX shall pay for the litigation expenses and shall thereafter invoice Turn for fifty percent (50%) of such litigation expenses as they are incurred, and Turn shall pay such invoiced amounts to MIMEDX within thirty (30) days of receipt of such invoice.
ARTICLE 6
MANUFACTURING AND SUPPLY
6.1    Supply Agreement. MIMEDX agrees to negotiate in good faith the Supply Agreement pursuant to which a Third Party will supply MIMEDX with its requirements for the FleX Product.
6.2    Exclusivity. During the Term, neither Turn nor its Affiliates will supply, or authorize a Third Party to supply, the FleX Product to any Third Party throughout the Territory for use within the Field, and neither Turn nor its Affiliates during the Term will use the FleX Product to Manufacture any product for sale within the Field in the Territory.
ARTICLE 7
REGULATORY MATTERS
7.1    U.S. Marketing Approval. Turn will (i) oversee, monitor and coordinate all regulatory actions, communications and filings with, and submissions to the FDA with respect to initial Marketing Approval for the FleX Product in the United States, (ii) be responsible for interfacing, corresponding and meeting with each Regulatory Agency with respect to initial Marketing Approval for the FleX Product in the United States, (iii) until assigned to MIMEDX in accordance with Section 7.2, be responsible for maintaining all regulatory filings for the FleX Product in the United States, and (iv) apprise Turn of all material communications from Regulatory Agencies relating to the FleX Product as soon as reasonably possible but in any event within ten (10) business days after receipt thereof
7.2    Assignment and Transfer of Regulatory Documents and Approvals. Within thirty (30) days following receipt of initial Marketing Approval for the FleX Product in the United States, Turn shall transfer to MIMEDX all of Turn’s right, title and interest in and to all such Marketing Approvals and all regulatory documents and applications submitted to Regulatory Agencies with respect to the FleX Product.
7.3    Other Regulatory Filings and Interactions. Except as set forth in Sections 7.1 and 7.2, as between the Parties, MIMEDX will own all Marketing Approvals and any regulatory documents and applications submitted to the applicable Regulatory Agencies with respect to a Product, and will (i) be solely responsible to oversee, monitor and coordinate all regulatory actions, communications and filings with, and submissions to, each Regulatory Agency, (ii) be solely responsible for interfacing, corresponding and meeting with each Regulatory Agency, (iii) be solely responsible for maintaining all regulatory filings, (iv) be identified as the marketing authorization holder, and (v) apprise Turn of all material communications from Regulatory Agencies relating to the FLeX Product as soon as reasonably possible but in any event within ten (10) business days after receipt thereof. Without limiting the terms of this Section 7.3, Turn shall use Commercially Reasonable Efforts to complete the Turn Activities as soon as practicable, and the Parties shall use Commercially Reasonable Efforts to cooperate to complete the regulatory and quality activities set forth in Exhibit E attached hereto as soon as practicable (the “Cooperative Activities”).

ARTICLE 8
ADVERSE EVENTS; RECALLS
8.1    Notice of Adverse Events. Each Party will maintain a record of any and all complaints it or its Affiliates and Sublicensees receive with respect to FleX Product. Each Party will notify the other Party in reasonable detail of any such complaints within sufficient time to allow the other Party and its Affiliates and Sublicensees (if applicable) to comply with any and all regulatory and other requirements imposed upon them in any jurisdiction in which the FleX Product is being marketed. MIMEDX will maintain at its own expense a common adverse event database for the FleX Product, and Turn will have access to all data in such adverse event database. MIMEDX shall be responsible, at its own expense, for submitting adverse event reports with respect to the FleX Product to the applicable Regulatory Agency. The Parties will cooperate in good faith in the exchange of safety data and the collection, investigation, reporting, and exchange of information concerning any adverse experiences, and any product quality and product complaints involving adverse experiences, related to the FleX Product, such that each Party is able to comply with its legal and regulatory obligations.
8.2    Recalls, Market Withdrawals or Corrective Actions. In the event that any Regulatory Agency issues or requests a recall or takes a similar action in connection with the FleX Product, the Party notified of such recall or similar action, shall within twenty-four (24) hours advise the other Party thereof by telephone, or by email or facsimile together with telephone confirmation. MIMEDX, in its sole discretion, shall decide whether to conduct a recall and the manner in which any such recall shall be conducted (except in the case of a government mandated recall, when MIMEDX may act without such advance notice but shall notify Turn as soon as possible). MIMEDX shall bear the expense of any such recall in the Field in the Territory (“Recall Expenses”); provided, however, that Turn shall bear the expense of any such recall to the extent the recall is the result of Turn’s breach of its obligations under this Agreement.
ARTICLE 9
PAYMENT
9.1    Payment Method. All payments due to Turn under this Agreement shall be made by bank check or wire transfer in immediately available funds to an account designated by Turn. All payments hereunder shall be made in the legal currency of the United States of America, and all references to “$” or “Dollars” shall refer to United States dollars (i.e., the legal currency of the United States). MIMEDX is responsible for all taxes other than taxes imposed with respect to Turn’s income.
9.2    Currency Conversion. In the case of Net Sales made or expenses incurred by MIMEDX and its Affiliates and Sublicensees, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due shall be made at the rate of exchange utilized by such person in its worldwide accounting system and calculated in accordance with GAAP (or in accordance with MIMEDX’s accounting methods applied in the Territory consistent with applicable law), prevailing on the third to the last business day of the month preceding the month in which such sales or expenses are recorded, as the case may be.
9.3    Withholding Taxes. MIMEDX may deduct the amount of any taxes imposed on Turn that are required to be withheld or collected by MIMEDX or its Affiliates or Sublicensees on amounts owing from hereunder to the extent MIMEDX or its Affiliates or Sublicensees pay such withholding taxes to the appropriate governmental authority on behalf of Turn. MIMEDX will promptly deliver to Turn proof of payment of such taxes together with copies of all communications from or with such governmental authority with respect thereto.
ARTICLE 10
REPRESENTATIONS AND WARRANTIES AND COVENANTS
10.1    Mutual Representations and Warranties. Each Party represents and warrants to the other Party that as of the Effective Date:
10.1.a    It is duly organized and validly existing under the laws of its jurisdiction of incorporation, and has full corporate power and authority to enter into this Agreement, and to carry out the provisions hereof.
10.1.b    It is duly authorized to execute and deliver this Agreement, and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

10.1.c    This Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party and by which it may be bound, or with its charter or by-laws.
10.1.d    It has not granted, and will not grant, during the Term, any right to any Third Party that would conflict with the rights granted to the other Party hereunder.
10.1.e    Neither Party nor any of its Affiliates has been debarred or is subject to debarment and neither Party nor any of its Affiliates will use in any capacity, in connection with the exercise of its rights and the performance of its obligations under this Agreement, any person or entity that has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act or any similar law in any foreign jurisdiction, or that is the subject of a conviction described in such section or similar law in any foreign jurisdiction. Each Party agrees to inform the other Party in writing immediately if it or any person or entity that is performing activities under this Agreement, is debarred or is the subject of a conviction described in Section 306 or similar law in any foreign jurisdiction, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of the notifying Party’s knowledge, is threatened, relating to the debarment or conviction of the notifying Party or any person or entity used in any capacity by such Party or any of its Affiliates in connection with the performance of its obligations under this Agreement.
10.2    Representations and Warranties of Turn. Turn makes the following representations and warranties to MIMEDX:
10.2.a    Turn is the rightful, sole, exclusive and beneficial owner of the Licensed Technology and Licensed Trademarks, including as necessary to Develop, Manufacture and Commercialize the FleX Product.
10.2.b    The Licensed Technology and Licensed Trademarks are valid and enforceable and, to the best of Turn’s knowledge, the practice and use of the foregoing as set forth under this Agreement will not infringe or violate any Intellectual Property Rights of any third party in the Territory.
10.2.c    There are no claims pending against or, to the best of Turn’s knowledge, threatened challenging Turn’s ownership or control or making any adverse claim of ownership of the exclusively licensed Intellectual Property Rights in the Territory.
10.2.d    Except for the [***], Turn has not received any written notice from any Third Party asserting or alleging that any Development, Manufacture or Commercialization of a Product by Turn prior to the Effective Date infringed or misappropriate the Patent Rights or other Intellectual Property Rights of such Third Party.
10.2.e    There are no Third-Party rights that could interfere with or materially conflict with the grant of rights by Turn to MIMEDX under this Agreement.
EXCEPT AS EXPRESSLY SET FORTH IN SECTION 10.2, TURN DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, CONCERNING THE VALIDITY, ENFORCEABILITY, AND SCOPE OF THE LICENSED TECHNOLOGY, THE ACCURACY, COMPLETENESS, SAFETY, USEFULNESS FOR ANY PURPOSE, OR LIKELIHOOD OF SUCCESS (COMMERCIAL, REGULATORY OR OTHER) OF THE PRODUCTS, LICENSED TECHNOLOGY, AND ANY OTHER TECHNICAL INFORMATION, TECHNIQUES, MATERIALS, METHODS, PRODUCTS, PROCESSES, OR PRACTICES AT ANY TIME MADE AVAILABLE BY TURN, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE, OR TRADE PRACTICE.
10.3    MIMEDX Warranties/Disclaimer. Turn acknowledges and agrees that, other than as expressly provided herein, MIMEDX does not make any representation or warranty or guarantee as to the amount of royalties or milestone payments or fees to be made by MIMEDX or the income that Turn will derive from this Agreement. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 10.1, MIMEDX DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE, OR TRADE PRACTICE.

10.4    Employee Inventions. Prior to performing any activities in connection with this Agreement, the Parties shall ensure that its and its Affiliates’ employees, agents and consultants have executed valid and binding agreements with it that assign and otherwise effectively vest in them any and all rights that such employees, agents and/or consultants might otherwise have in any invention made by such employees, agents and/or consultants. Should any royalties or other consideration become payable to such employees, agents and/or consultants, the respective Party shall remain solely responsible for making such payments.
ARTICLE 11
INDEMNIFICATION; SET-OFF
11.1    By MIMEDX. MIMEDX shall indemnify, protect, defend and hold harmless Turn, Affiliates and their respective directors, officers, employees, successors and assigns from and against any and all liabilities, damages, harm, loss, costs, penalties and expenses (including reasonable attorneys’ fees) (collectively, “Liabilities”), arising out of any claim, complaint, suit, proceeding, or cause of action brought or claimed by any Third Party (each, a “Claim”) to the extent arising out of, relating to or resulting from (i) MIMEDX’s breach of any representation or warranty made to Turn under this Agreement; (ii) the acts or omissions of any Sublicensee; or (iii) use by MIMEDX of the Licensed Technology or Licensed Trademarks, the Manufacture, Commercialization or any sale of the Products by MIMEDX, but excluding any Claim arising out of a Product or Licensed Technology or Licensed Trademarks for which Turn is liable under this Agreement or obligated to indemnify, protect, defend and hold MIMEDX harmless in accordance with Section 11.2.
11.2    By Turn. Turn agrees to indemnify, protect, defend and hold harmless MIMEDX, its Affiliates and their respective directors, officers, employees, successors and assigns from and against any Liabilities, arising out of any Claim to the extent arising out of or resulting from: (i) Turn’s breach of any obligation under this Agreement or any representation or warranty made by Turn to MIMEDX under this Agreement; (ii) a Claim that the FleX Product or any Licensed Technology as delivered by Turn to MIMEDX, or the Development, Manufacture or Commercialization thereof, by MIMEDX or any of its sublicensees, distributors or customers, or the use by MIMEDX of the Licensed Trademarks (as authorized by Turn under Section 4.2) infringes upon the U.S. Intellectual Property Right of a Third Party; and (iii)  the [***].
11.3    Indemnification Procedure. A Party, its director, officer, employee, successor or assign that intends to claim indemnification (“Indemnitee”) under this Article 11 shall promptly notify the indemnifying Party (“Indemnitor”) in writing of any Claim with respect to which the Indemnitee intends to claim such indemnification, and, subject to Section 5.5, the Indemnitor shall have sole control of the defense and settlement of the Claim; provided that the Indemnitor shall not enter into any settlement that admits the fault of Indemnitee without the prior written consent of Indemnitee, such consent not to be unreasonably withheld. The Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense or settlement of the Claim. The indemnification obligations under this Article 11 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnitor. The Indemnitee and its employees, at the Indemnitor’s request and expense, shall provide full information and reasonable assistance to Indemnitor and its legal representatives with respect to Claims.
11.4    Set-Off. MIMEDX may set off any amounts owed to Turn hereunder, including any royalties or milestone payments, against any amounts owed by Turn to MIMEDX under this Agreement or the Supply Agreement.
ARTICLE 12
CONFIDENTIAL INFORMATION
12.1    Definition. Each Party may from time to time disclose to the other Party Confidential Information. As used herein, “Confidential Information” means any information and data disclosed by one Party to the other Party in connection with this Agreement, including all scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial, trade secret and commercial information or data, whether communicated orally or by any other method. Notwithstanding the foregoing, Confidential Information shall not include any information to the extent that such information, as demonstrated by written documentation: (i) is or becomes generally available to the public through no fault of the receiving Party; (ii) is known by the receiving Party, other than under an obligation of confidentiality, at the time of its disclosure by the other Party; (iii) is demonstrably independently developed by the receiving Party after the date of disclosure without the application or use of the disclosing Party’s Confidential Information; or (iv) becomes known to the receiving Party without an obligation of confidentiality from a source other than the disclosing Party without breach of this Agreement by such Party, provided, that such source has the lawful right to disclose such Confidential Information to such Party.
12.2    Confidentiality. Except as reasonably necessary to fulfill its obligations or exercise its rights under this Agreement, each Party and its respective employees and agents shall not use or disclose to any Third Parties any

Confidential Information of the other Party. Nothing contained in this Article 12 shall prevent either Party from disclosing any Confidential Information of the other Party to the extent necessary in complying with applicable Laws or orders; provided that if a Party is required by Law to make any such disclosure of the other Party’s Confidential Information, other than pursuant to a confidentiality agreement, it will, to the extent legally permissible, give reasonable advance notice to the other Party of such disclosure and will use its reasonable efforts to secure confidential treatment of such Confidential Information. Notwithstanding the foregoing: a Party may disclose the other Party’s Confidential Information to the extent required by Regulatory Agencies in connection with Product.
12.3    Prior Agreements. This Agreement supersedes the Letter of Intent between MIMEDX and Turn dated January 21, 2022, the Letter of Intent between MIMEDX and Turn dated February 28, 2022 (collectively, the “Prior LOIs”), the Non-Disclosure Agreement between MIMEDX and Turn and dated August 16, 2021 (the “Prior NDA”) and the FleX License with respect to information disclosed thereunder. All information exchanged between the Parties under the Prior LOIs and the Prior NDA shall be deemed to have been disclosed under this Agreement and shall be subject to the terms of this Article 12 from and after the Effective Date.
12.4    Confidential Terms. Each Party shall treat the terms of this Agreement as the Confidential Information of the other Party. Notwithstanding anything to the contrary, however, each Party may disclose the terms of this Agreement (i) to advisors, actual or potential investors, acquisition partners and others on a need-to-know basis under circumstances that reasonably ensure the confidentiality thereof, or (ii) as required by securities or other applicable Laws or regulations, such as SEC regulations.
12.5    FOIA. In the event either Party receives a request under the United States Freedom of Information Act (5 U.S.C. §552) or similar Law related to the Licensed Technology, any Marketing Approval or this Agreement, such Party shall promptly deliver a copy of such request to the other Party. The Parties agree to work in good faith in responding to such request, including, by redacting any information not required by such Laws.
ARTICLE 13
TERM AND TERMINATION
13.1    Term of Agreement. The initial term of this Agreement shall be effective as of the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect until the last date on which any Product is covered by a Valid Claim within the Licensed Patents (the “Term”). Upon expiration of the Term, all licenses granted under Article 2 then in effect shall become fully paid-up, perpetual (exclusive or non-exclusive as applicable pursuant to Article 2) licenses provided, however, that to the extent MIMEDX thereafter continues to Commercialize the FleX Product and such Commercialization requires the use of Turn’s trade secrets to Commercialize the FleX Product after the Term, MIMEDX shall pay Turn a royalty of [***] of Net Sales for the FleX Product made after the Term for a period expiring ten (10) years after Launch of the FleX Product.
13.2    Termination.
13.2.a    By Either Party. This Agreement may be terminated by either Party as follows:
(i)    Upon ninety (90) days prior written notice to the other Party, in the event of a material breach of this Agreement by such other Party, which breach is not cured within such ninety (90) day period; or
(ii)    Upon prior written notice to the other Party: (i) if the other Party is declared bankrupt by a court of competent jurisdiction, (ii) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against the other Party and such petition is not dismissed within sixty (60) days after filing, or (iii) if the other Party shall make or execute an assignment of substantially all of its assets related to this Agreement for the benefit of creditors.
13.2.b    By MIMEDX. MIMEDX may terminate this Agreement, or any license(s) granted herein, in whole or in part, for convenience upon three (3) months’ prior written notice to Turn.   In addition, MIMEDX may terminate the license to the FleX Product and the related FleX Product obligations in this Agreement in the event that: (i) the FleX Product does not receive Marketing Approval in the United States from the FDA by March 31, 2023 or (ii) has not completed the Turn Activities set forth in Exhibit D by March 31, 2023.
13.2.c By Turn. Turn may terminate this Agreement solely with respect to rights granted for the FleX Product if (i) MIMEDX fails to launch the FleX Product within ten (10) months after the later of (i) the execution of the

Supply Agreement, or (ii) the date of Marketing Approval in the United States from the FDA for the Product. If Turn terminates this license with respect to the FleX Product under this Section 13.2, all rights to the FleX Product will revert to Turn as contemplated in Section 13.3(b) and the obligations of Turn in Section 6.2 shall terminate.
13.3    Effect of Termination.
13.3.a    Termination Dispute. If Turn provides MIMEDX with a notice of a termination for material breach pursuant to Section 13.2a(i) and MIMEDX disputes whether it has materially breached this Agreement or whether the applicable breach has been cured, then MIMEDX may pursue resolution of such dispute in accordance with Section 15.7. If MIMEDX provides written notice of such dispute in accordance with Section 15.7, this Agreement and licenses herein will remain in full force and effect for so long as MIMEDX pursues resolution of such dispute in accordance with Section 15.7 (including the pendency of any arbitration or dispute resolution proceedings), and the cure period will be tolled during pendency of the dispute. If as a result of any dispute resolution proceeding it is determined that MIMEDX did not materially breach the Agreement, or that any material breach was cured during the cure period), then no termination with be effective and this Agreement and the licenses herein will continue in full force and effect.
13.3.b    Reversion of Rights. In the event that this Agreement is terminated only with respect to certain of the licenses granted herein as permitted herein, the remaining rights and licenses shall remain in full force and effect in accordance with and subject to the terms set forth in this Agreement. In the event that this Agreement is terminated in its entirety by Turn pursuant to Section 13.2 due to uncured material breach by MIMEDX (and subject to Section 13.3.a) or by MIMEDX under Section 13.2(b), the licenses granted by Turn to MIMEDX under this Agreement shall terminate and all rights in the Licensed Technology and Licensed Trademarks shall revert to Turn. In addition if this Agreement is terminated in its entirety or with respect to the FleX Product, MIMEDX shall as promptly as practicable transfer to Turn or Turn’s designee (A) possession and ownership of all governmental or regulatory correspondence, conversation logs, filings and approvals (including without limitation all Marketing Approvals and pricing and reimbursement approvals) relating to the FleX Product and execute any and all documents and carry out any other actions as may be requested by Turn to assist Turn with all regulatory filings with the applicable Regulatory Agencies required in connection with the termination of this Agreement to ensure that all Marketing Approvals for the FleX Product in the MIMEDX Territory can be transferred or issued to Turn or Turn’s designee if necessary, and (B) copies of all data, reports, records and materials in MIMEDX’s possession or Control relating to the FleX Product, including without limitation all non-clinical and clinical data relating to the Product, including without limitation customer lists and customer contact information and all adverse event data in MIMEDX’s possession or Control. Upon termination of this Agreement, MIMEDX shall have the right for a period of no more than six (6) months after the effective date of such termination to sell off any existing Products in its inventory or in the process of Manufacture, in each case as of the effective date of such termination (the “Sell-Off Period”) and the licenses granted under Section 2.1 shall survive for such period of time for MIMEDX to exercise its rights under this Section 13.3.b; provided that MIMEDX shall remain obligated to make payment of royalties to Turn for such Product in accordance with Section 3.1.
13.3.c    Accrued Liability. Termination or expiration of this Agreement shall not relieve a Party from any liability that, at the time of such termination or expiration, has already accrued to the other Party.
13.3.d    Survival. The provisions of Articles 1, 8, 10, 11, 12, 13, 14 and 15 and, with respect to infringement occurring during the Term, Sections 5.4 and 5.5 of this Agreement shall survive the expiration or termination of this Agreement for any reason.
ARTICLE 14
LIMITATION OF LIABILITY/ INSURANCE
14.1    Limitation of Liability. EXCEPT AS OTHERWISE PROVIDED HEREIN, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, OR ANY THIRD PARTY, FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS OR PROFITS) ARISING FROM ANY CLAIM RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, EVEN IF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF THE SAME. THE LIMITATIONS OF LIABILITY UNDER THIS SECTION 14.1 SHALL NOT APPLY TO ANY CLAIMS, DAMAGES OR LIABILITIES ARISING FROM (I) BREACH OF ARTICLE 12, (II) BREACH BY TURN OF THE EXCLUSIVITY OBLIGATIONS SET FORTH IN THIS AGREEMENT, (III) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 11, (IV) WILFULL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY; OR (V) WILFULL MISCONDUCT OR GROSS NEGLIGENCE OF A SUBLICENSEE OR IN THE SUBLICENSING OR MONITORING OF A SUBLICENSEE.

14.2    Insurance. During the Term and for a period of at least five (5) years after the last commercial sale of the Product under this Agreement, each Party shall obtain and/or maintain in full force and effect general commercial liability insurance that names the other Party as an additional insured with a reputable, solvent insurer in an amount appropriate for its business and products of the type that are the subject of this Agreement, but in no event with coverage levels of less than $2,000,000 per occurrence and $10,000,000 in annual aggregate, and in the geographical market in which the relevant insurable activity is being performed, and for its obligations under this Agreement. Upon request, each Party shall provide the other Party with evidence of the existence and maintenance of such insurance coverage.
ARTICLE 15
MISCELLANEOUS
15.1    Entire Agreement; Amendment. This Agreement, including all Exhibits hereto, sets forth the entire agreement and understanding between the Parties and supersedes all previous agreements, promises, representations, understandings and negotiations, whether written or oral, between the Parties, with respect to the subject matter hereof, including the Prior LOIs ,the Prior NDA and the FleX License. Upon execution of this Agreement, the FleX License shall be automatically terminated. None of the terms of this Agreement shall be amended or modified except in writing signed by the Parties hereto.
15.2    Assignment. This Agreement shall not be assignable by either Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign this Agreement without such consent to a successor to all or substantially all of its business or assets to which this Agreement relates, whether by way of merger, consolidation, sale of stock, sale of assets, operation of Law or otherwise; provided that such assignee assumes in writing the assignor’s obligations under this Agreement and agrees to be bound by the terms and conditions hereof.
15.3    Severability. If, and solely to the extent that, any provision of this Agreement shall be invalid or unenforceable, or shall, if kept effective in this Agreement, render this entire Agreement to be invalid or unenforceable, such offending provision shall be of no effect and shall not affect the validity of the remainder of this Agreement or any of its provisions; provided, however, the Parties shall use their respective reasonable efforts to renegotiate the unenforceable provisions to best accomplish the original intentions of the Parties with respect to such provisions.
15.4    Waivers. Any waiver of the terms and conditions hereof must be explicitly in writing. A waiver by any Party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.
15.5    Force Majeure. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement (except for an obligation to pay) for the time and to the extent such failure or delay is directly caused by earthquake, riot, civil commotion, war, terrorist acts, strike, flood, plague, epidemic, pandemic or governmental acts or restriction, or other cause that is beyond the reasonable control of the respective Party (“Force Majeure Event”). The Party affected by such force majeure will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities) and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any such obligation under this Agreement is delayed owing to such a force majeure for any continuous period of more than ninety (90) days, the Parties will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.
15.6    Governing Law. This Agreement shall be governed by the Laws of the State of Delaware, without reference to conflict of Laws principles and excluding the 1980 U.N. Convention on Contracts for the Biosciences Sale of Goods.
15.7    Disputes. In the event of any dispute or claim arising out of or in connection with this Agreement, or the performance, breach or termination thereof, either Turn or MIMEDX may, by written notice to the other Party, have such dispute referred to the Chief Executive Officers (or designee) of Turn and MIMEDX, for attempted resolution by good faith negotiations. The Parties will negotiate in good faith and reasonably for a period of not less than ninety (90) days. If the Parties are unable to resolve such dispute within such ninety (90) day period, such dispute shall be finally settled by binding arbitration by the American Arbitration Association (the “AAA”) under its rules of arbitration, by a single arbitrator selected by the mutual agreement of the Parties; provided that if the Parties are unable to agree on an arbitrator, the arbitrator shall be appointed in accordance with the AAA rules. The decision and/or award rendered by the arbitrator shall be written, final and non-

appealable, and judgment on such decision and/or award may be entered in any court of competent jurisdiction. The arbitral proceedings and all pleadings and evidence shall be in the English language. The place of arbitration shall be in the State of Delaware, U.S.A. The costs of any arbitration, including administrative fees and fees of the arbitrator(s), shall be shared equally by the Parties to the dispute, unless otherwise determined by the arbitrator(s). Each Party shall bear the cost of its own attorneys’ and expert fees. The Parties agree that, any provision of applicable Law notwithstanding, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any Party.
15.8    Notices. Any notice, consent or approval permitted or required under this Agreement shall be in writing sent by registered or certified airmail (postage prepaid), overnight courier or by facsimile (receipt confirmed) and addressed as follows:

If to Turn:
Turn Therapeutics
250 N Westlake BLVD, Suite 210
Westlake Village, CA 91362

If to MIMEDX:

Attn: General Counsel
MiMedx Group, Inc.
1775 W Oak Commons Ct
Marietta, Georgia 30062
Fax: (770) 590-3567

All notices shall be deemed to be effective on the business day after delivery of such notice to the overnight courier, the day such notice is received by addressee via registered or certified mail, or the day on which such notice is sent by facsimile. In case any Party changes its address at which notices are to be received, written notice of such change shall be given as soon as practicable to the other Party.
15.9    Implied Obligations. This Agreement sets forth all of the rights and obligations of the Parties with respect to the subject matter hereof.
15.10    Relationship of the Parties. The relationship hereby established between MIMEDX and Turn is solely that of independent contractors; this Agreement shall not create an agency, partnership, joint venture or employer/employee relationship, and nothing hereunder shall be deemed to authorize either Party to act for, represent or bind the other except as expressly provided in this Agreement.
15.11    Third Party Beneficiaries. Except solely on behalf of Indemnitees with respect to the enforcement of Article 11 on behalf of themselves, nothing herein shall be deemed to create (by implication or otherwise) any right on behalf of any Third Party to enforce any provision of this Agreement or any other right.
15.12    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, and all of which together shall constitute a single instrument.
15.13    Remedies. In addition to any other relief afforded under the terms of this Agreement or by law, each Party has the right to seek enforcement this Agreement by injunction issued against the other Party, it being understood that both damages and an injunction may be proper modes of relief and are not to be considered as alternative remedies.
15.14 Publicity. Neither Party may issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement or, unless expressly permitted under this Agreement, otherwise use the other party's trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the prior written consent of the other Party.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date by their duly authorized officers.

GLOBAL HEALTH SOLUTIONS, INC. MIMEDX GROUP, INC.

By: /s/ Bradley Burnam By: /s/ K. Todd Newton
Name: Bradley Burnam Name: K. Todd Newton
Title: CEO Title: Interim Chief Executive Officer

List of Exhibits:

Exhibit A    Licensed Patents
Exhibit B-1    Exclusive Licensed Trademarks
Exhibit B-2    Non-Exclusive Licensed Trademarks
Exhibit C    Product Description
Exhibit D    Turn Activities
Exhibit E    Cooperative Activities
Exhibit F    [***]
[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and is the type that the registrant treats as private or confidential.